UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ONVIA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-1859172
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

509 Olive Way, Suite 400, Seattle, Washington	98101
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:	Not applicable
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series RP Preferred Stock	Nasdaq Capital Market

Securities to be registered pursuant to Section 12(g) of the Act: None

ONVIA, INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description Of Registrant’s Securities To Be Registered.

Onvia, Inc. (the “Company”) supplements Item 1 to incorporate the following with respect to its Rights to purchase Series RP Preferred Stock that were issued under the Preferred Stock Rights Agreement, dated as of November 22, 2002 (the “Original Rights Agreement”), by and between the Company and U.S. Stock Transfer Corp. as rights agent (the predecessor to Computershare Trust Company, N.A., hereinafter, the “Rights Agent”):

On May 4, 2011, the Company entered into an amendment to the Original Rights Agreement. The amendment changes the Final Expiration Date of the Rights from November 22, 2012 to May 4, 2011. As a result, the Rights have expired and the Original Rights Agreement effectively terminated as of May 4, 2011. A copy of the amendment is filed as Exhibit 4.3 hereto.

Item 2. Exhibits.

The document listed below is filed as an exhibit to this Registration Statement:

Exhibit No.	Description

4.3	Amendment, dated as of May 4, 2011, to the Rights Agreement, dated as of November 22, 2002, by and between Onvia, Inc. and U.S. Stock Transfer Corp. as rights agent (the predecessor to Computershare Trust Company, N.A.).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ONVIA, INC.

Dated: May 5, 2011	By:	/s/ Henry G. Riner
	Name: Title:	Henry G. Riner President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.3	Amendment, dated as of May 4, 2011, to the Rights Agreement, dated as of November 22, 2002, by and between Onvia, Inc. and U.S. Stock Transfer Corp. as rights agent (the predecessor to Computershare Trust Company, N.A.).

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